                                                                   Exhibit 10.28

[*] CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY
    BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES EXCHANGE ACT OF 1933, AS AMENDED.

                          EXCLUSIVE LICENSE AGREEMENT

                                    BETWEEN

                  THE REGENTS OF THE UNIVERSITY OF CALIFORNIA,

                          THE BOARD OF TRUSTEES OF THE
                       LELAND STANFORD JUNIOR UNIVERSITY

                                      AND

                           CYTOKINETICS, INCORPORATED

                                      FOR

                                      [*]

* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

                                TABLE OF CONTENTS

Article No.                                    Title                                                   Page
-----------                                    -----                                                   ----
     1.            DEFINITIONS ....................................................................      2
     2.            EXCLUSIVE GRANT OF LICENSE......................................................      5
     3.            GRANT OF SUBLICENSES............................................................      6
     4.            PAYMENT TERMS...................................................................      7
     5.            LICENSE-ISSUE FEE AND EQUITY....................................................      7
     6.            MILESTONE PAYMENTS..............................................................      8
     7.            EARNED ROYALTIES AND MINIMUM ANNUAL ROYALTIES...................................      9
     8.            DUE DILIGENCE...................................................................     10
     9.            PROGRESS AND ROYALTY REPORTS....................................................     11
     10.           BOOKS AND RECORDS...............................................................     12
     11.           LIFE OF THE AGREEMENT...........................................................     12
     12.           TERMINATION BY UCSD.............................................................     13
     13.           TERMINATION BY LICENSEE.........................................................     13
     14.           DISPOSITION OF LICENSED PRODUCTS ON HAND UPON TERMINATION.......................     13
     15.           USE OF NAMES AND TRADEMARKS.....................................................     14
     16.           LIMITED WARRANTY ...............................................................     14
     17.           PATENT PROSECUTION AND MAINTENANCE .............................................     15
     18.           PATENT MARKING .................................................................     16
     19.           PATENT INFRINGEMENT.............................................................     17
     20.           INDEMNIFICATION ................................................................     18
     21.           NOTICES ........................................................................     19
     22.           ASSIGNABILITY...................................................................     20
     23.           NO WAIVER.......................................................................     20
     24.           FAILURE TO PERFORM..............................................................     20
     25.           GOVERNING LAWS..................................................................     20
     26.           [Intentionally Omitted].........................................................     20
     27.           GOVERNMENT APPROVAL OR REGISTRATION.............................................     20
     28.           EXPORT CONTROL LAWS.............................................................     20
     29.           SECRECY.........................................................................     21
     30.           MISCELLANEOUS...................................................................     22

                          EXCLUSIVE LICENSE AGREEMENT

         This License Agreement (the "Agreement") is made effective this 21st day of April, 1998 (the "Effective Date") between THE BOARD OF TRUSTEES OF THE LELAND STANFORD JUNIOR UNIVERSITY, a California corporation having offices at 900 Welch Road, Suite 350, Palo Alto CA, 94304, ("Stanford") and THE REGENTS OF THE UNIVERSITY OF CALIFORNIA, a California corporation having its statewide administrative offices at 300 Lakeside Drive, 22nd Floor, Oakland, California 94612-3550, ("The Regents"), both being represented by the University of California, San Diego campus having its office at 9500 Gilman Drive, La Jolla, CA 92093-0910, ("UCSD"), and CYTOKINETICS, INCORPORATED ("Licensee" or "CYTOKINETICS"), a Delaware corporation having offices at 2800 Sand Hill Road, Suite 250, Menlo Park, CA 94025. Stanford and The Regents are collectively referred to herein as "Licensor."

                                     WHEREAS

         1. Certain inventions, generally characterized as "[*]," as more specifically described in (a) UCSD Case Nos. SD97-051, SD98-001, SD98-010 and SD98-011; (b) UCSF Case No. SF 98-027 (Attorney Docket Number 18557B-000500); and (c) Stanford Case No. S97-052 (collectively the "Invention"), were made in the course of research at the UCSD, the University of California, San Francisco ("UCSF"), and Stanford and are covered by Licensor Patent Rights as defined herein;

         2. The development of the Invention was sponsored in part by The National Institutes of Health and The National Science Foundation, and as a consequence, this license is subject to overriding obligations to the Federal Government under 35 U.S.C. 200-212 and applicable regulations;

         3. The inventors are employees of The Regents or Stanford and have assigned their rights to The Regents or Stanford, respectively;

         4. Licensee has evaluated the Invention under a Secrecy Agreements with The Regents (UC Control Numbers 98-20-0009, 98-20-0010, 98-20-0019 and 98-20-0081), and has communicated its evaluation to The Regents;

         5. Licensee and The Regents have executed a Letter of Intent dated 7 July, 1997, Control Number 98-30-0012;

         6. Licensee wishes to obtain rights from Licensor for the commercial development, use, and sale of products from the Invention and certain additional technologies as described in this Agreement, and Licensor is willing to grant those rights so that the

* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

Invention and certain future technologies may be developed to their fullest and the benefits enjoyed by the general public; and

         7.       Licensee is a "small business firm" as defined in 15 U.S.C.
632;

         8. The parties recognize and agree that royalties due under this Agreement will be paid on both pending patent applications and issued patents;

         9. Stanford and The Regents have entered into Interinstitutional Agreements, attached as APPENDIX A and APPENDIX B ("Interinstitutional Agreements"), pursuant to which the University of California, San Diego ("UCSD") became authorized to administer the Invention. UCSD's office is located at 9500 Gilman Drive, La Jolla, CA 92093-0910. The Interinstitutional Agreement between Stanford and The Regents set forth in APPENDIX A has been amended by the parties thereto; the amendment is included in APPENDIX A.

         10. The development of the Invention was sponsored in part by the Howard Hughes Medical Institute ("HHMI"). The Regents acquired the right to license the Invention from HHMI, under the terms of the Interinstitutional Agreement between HHMI and The Regents, UC Control No. 86-18-0017. The Regents are required under the terms of the Interinstitutional Agreement, UC Control No. 86-18-0017, to grant HHMI a paid-up, non-exclusive, royalty-free irrevocable license to use the Invention for its non-commercial purposes, but with no right on the part of HHMI to sublicense.

         In view of the foregoing, the parties agree:

1.       DEFINITIONS

         1.1 "Affiliate" means any corporation or other business entity in which Licensee owns or controls, directly or indirectly, at least twenty percent (20%) of the outstanding stock or other voting rights entitled to elect directors, or which owns or controls directly or indirectly at least twenty percent (20%) of the outstanding stock or other voting rights entitled to elect directors of Licensee; but in any country where the local law does not permit foreign equity participation of at least twenty percent (20%), then an "Affiliate" includes any company in which Licensee owns or controls or is owned or controlled by, directly or indirectly, the maximum percentage of outstanding stock or voting rights permitted by local law.

         1.2 "Collaborating Partner" means any third party, including without limitation, a pharmaceutical or biotechnology company, with which Licensee or an Affiliate has a contractual relationship relating to the Invention (i.e., a contractual relationship pursuant to which Licensee or the Affiliate may grant sublicense rights to the third party with respect to all or any portion of Licensee's license rights under Section 2.1 of this Agreement), where any one or more of the following applies: (i) the third party grants to Licensee or the Affiliate any right to develop, make, have made, use, import, sell, have sold or distribute any technology, intellectual property or products;
(ii) the third party makes or may become obligated to make payments to Licensee or the Affiliate, or Licensee or the Affiliate makes or may become obligated to make payments to the third party on account of research, development or distribution activities or expenses; or
(iii) the third party and Licensee or the Affiliate collaborate in connection with drug discovery, including without limitation, an arrangement in which the agreement between the third party and Licensee or the Affiliate creates a joint research committee, joint development committee or similar body that has members from both the third party and Licensee or the Affiliate, or an arrangement in which the third party agrees to contribute or use its own products, technology or intellectual property in conjunction with rights the third party obtains from Licensee or the Affiliate.

         1.3 "Device" means an instrument, machine or kit (including screening or reagent kits and biological materials specifically claimed in Licensor Patent Rights, but excluding all other biological materials, drugs, compounds, computer hardware, computer software or computer-robot interfaces) where all of the following apply: (i) the instrument, machine or kit is designed for use in and is used in the Field of Use; (ii) the instrument, machine or kit is sold by Licensee, an Affiliate or a Sublicensee to a third party that is not a Collaborating Partner; (iii) the instrument, machine or kit is a Licensed Product; and (iv) the sale or transfer of the instrument, machine or kit by Licensee, the Affiliate or Sublicensee would constitute, but for the license granted to Licensee under this Agreement, an infringement of any pending or issued claim within Licensor Patent Rights.

         1.4 "Field of Use" means all uses in humans or animals, including all therapeutic and diagnostic uses, but excludes agricultural uses such as herbicides or pesticides.

         1.5 "First Market Introduction" means the first commercial sale or commercial transfer to any third party after approval of a New Drug Application ("NDA") by the United States Food and Drug Administration ("FDA") of any Device, Royalty-Bearing Product or Service.

         1.6 "IND" means an Investigational New Drug Application relating to any drug resulting from the use of a Licensed Product, Licensed Method or Technology and approved by the U.S. Food and Drug Administration.

         1.7 "Licensed Method" means any method that is covered by Licensor Patent Rights, or the use of which would constitute, but for the license granted to Licensee under this Agreement, an infringement of any pending or issued claim within Licensor Patent Rights.

         1.8 "Licensed Product" means any product that is covered by Licensor Patent Rights, that is produced by the Licensed Method, or the use of which would constitute, but for the license granted to Licensee under this Agreement, an infringement of any pending or issued claim within Licensor Patent Rights.

         1.9 "Licensor Patent Rights" means Regents' Patent Rights and Stanford Patent Rights.

         1.10 "Net Sales" means the total of the gross prices actually received by Licensee or an Affiliate on account of the sale or transfer of Devices, Royalty-Bearing Products or Services by Licensee, an Affiliate or a Sublicensee, less the sum of the following actual deductions where applicable: customary cash, trade, or quantity discounts; sales, use, tariff, import/export duties or other excise taxes imposed on particular sales; transportation charges and allowances; and credits to customers because of rejections or returns. For purposes of calculating Net Sales: (i) if Licensee sells or transfers a Device, Royalty-Bearing Product or Service to an Affiliate and the Affiliate sells or transfers such Device, Royalty-Bearing Product or Service, then only the sale by the Affiliate shall be included in Net Sales, less the deductions described above (and the sale or transfer by Licensee shall not be included in Net Sales); and (ii) if Licensee or an Affiliate sells or transfers a Device, Royalty-Bearing Product or Service to a Sublicensee, then only the sale by the Sublicensee shall be included in Net Sales, less the deductions described above (and the sale or transfer by Licensee or the Affiliate shall not be included in Net Sales).

         1.11 "Phase II Trials" means clinical trials conducted by Licensee on a limited patient population to determine the effectiveness of the applicable pharmaceutical for specific targeted indications, to determine dosage tolerance and optimal dosage and to identify possible adverse side effects and safety risks.

         1.12 "Regents' Patent Rights" means any subject matter claimed in or covered by any of the following:

                  a.       Case No. SD97-051 - "[*]," Serial [*];

                  b.       Case No. SD98-001 - "[*]," Serial [*];

                  c.       Case No. SD98-010 - "[*]," Serial [*];

                  d.       Case No. SD98-011 - "[*]," Serial [*];

                  e. Case No. SF98-027 - "[*]," Serial number pending (filed by UCSF on April 14, 1998; Attorney Docket Number 18557B-000500);

and continuing applications thereof including divisions, substitutions and continuation-in-part applications supported by the original application or a division or substitution (but excluding continuation-in-part applications not supported by the original application or a division or substitution thereof); any patents issuing on said applications including reissues, reexaminations and extensions; and any corresponding foreign applications or patents.

* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

         1.13     "Rights" means Licensed Products and Licensor Patent Rights.

         1.14 "Royalty-Bearing Product" means a Licensed Product that incorporates drug raw material discovered by Licensor and licensed to Licensee under this Agreement, and excludes, without limitation, Licensed Products discovered by Licensee, an Affiliate or sublicensee in whole or in part through the use of a Licensed Method.

         1.15 "Service" means the screening of compounds by Licensee, an Affiliate, or Sublicensee as a service for a third party where all of the following apply: (i) the compounds are supplied by a third party, and Licensee, the Affiliate or Sublicensee provides to the third party the results of the screening in exchange for payment by the third party to Licensee, the Affiliate or Sublicensee; (ii) the third party to whom Licensee is providing the service is not a Collaborating Partner; and (iii) the screening by Licensee, the Affiliate or Sublicensee would constitute, but for the license granted to Licensee under this Agreement, an infringement of any pending or issued claim within Licensor Patent Rights.

         1.16 "Sublicense" means a sublicense granted by Licensee to a Sublicensee of Licensee's license rights under Section 2.1 of this Agreement.

         1.17 "Sublicensee" means a third party, other than an Affiliate or a Collaborating Partner, to which Licensee grants sublicense rights with respect to Licensee's license rights under Section 2.1 of this Agreement to develop, make, have made, import, sell, have sold and distribute Licensed Products.

         1.18 "Stanford Patent Rights" means any subject matter claimed in or covered by Stanford Case No. S97-052 - "[*]," Serial [*], and continuing applications thereof including divisions, substitutions and continuation-in-part applications supported by the original application or a division or substitution (but excluding continuation-in-part applications not supported by the original application or a division or substitution thereof); any patents issuing on said applications including reissues, reexaminations and extensions; and any corresponding foreign applications or patents.

         1.19 "Technology" means all existing information of Licensor (as reasonably determined by Licensor) relating to Rights to the extent applicable to the Field of Use, including but not limited to (a) Data of a technical nature relating to Rights, (b) useful pre-clinical, clinical and other data respecting the safety and efficacy of Licensed Products, and (c) information that is necessary or useful in connection with research or development activities, or in connection with the manufacture, use or sale of Licensed Products or obtaining governmental approvals relating to Licensed Products.

2.       EXCLUSIVE GRANT OF LICENSE

         2.1 Subject to the limitations set forth in this Agreement, Licensor grants to Licensee a world-wide license under Licensor Patent Rights to develop, make, have made,

* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

use, import ??, have sold and distribute Licensed Products and products or services that arise from ?? of or use Licensed Products, Licensed Methods and Technology; to practice Licensed Methods; and to use Technology.

         2.2 Except as otherwise provided in this Agreement, the license granted in Section 2.1 with ?? to Licensor Patent Rights is exclusive for the life of the Agreement. The license granted in Section 2.1 with respect to Technology is non-exclusive for the life of this Agreement.

         2.3 The license granted in Sections 2.1 and 2.2 is subject to all the applicable provisions ?? license to the United States Government executed by UCSD and is subject to the ?? obligations to the U.S. Government under 35
U.S.C. 200-212 and applicable government ?? regulations.

         2.4 The licenses granted in Sections 2.1 and 2.2 are limited to the Field of Use. Licensee ?? license under this Agreement outside the Field of Use. Subject to restrictions imposed by ?? on The Regents, Licensee shall have the first right to negotiate a license from The ?? future improvements to the Invention in the Field of Use, provided: (i) such improvements arise from research funded by Licensee or an Affiliate and performed by the very ?? of the Invention on a campus governed by the Regents; (ii) such improvements are solely ?? by The Regents; (iii) the licenses granted in Sections 2.1 and 2.2 remain exclusive; ?? (iv) this Agreement has not been terminated. Such "first right to negotiate" shall ?? the date Licensee is informed by The Regents of the improvement and shall terminate ?? therefrom.

         2.5 The Regents and Stanford reserve all rights to use the Invention and Technology ?? educational and research purposes.

3.       ?? SUBLICENSES

         3.1 Licensor also grants to Licensee the right to issue sublicenses to third parties under Licensor Patent Rights to make, have made, use, import and sell and have sold Licensed Products, to practice the Licensed Method and to use Technology, as long as Licensee has ?? exclusive rights thereto in the Field of Use under this Agreement. To the extent applicable, Sublicenses must include all of the rights and obligations due to The Regents (and, if applicable, the United States Government, HHMI and Stanford) and contained in this Agreement; provided, however, that sublicensees shall not be obligated to make any payments to Licensor under Sections 4, 5, 6, 7 or 19.5 of this Agreement (Licensee shall be responsible for complying with any payment obligations as described in Sections 4, 5, 6, 7 and 19.5).

         3.2 Licensee shall promptly provide Licensor with a copy of each sublicense issued and summarize and deliver all reports due Licensor from sublicensees.

         3.3 Upon termination of this Agreement for any reason, Licensor, at its sole discretion, shall determine whether Licensee shall cancel or assign to Licensor any and all unexpired sublicenses.

4.       PAYMENT TERMS

         4.1 Royalties are payable on Devices, Royalty-Bearing Products and Services covered by both pending patent applications and issued patents. Royalties generated will accrue in each country for the duration of Licensor Patent Rights in that country and are payable to UCSD when Licensee (or, in the case of sales by Affiliates, when the Affiliate) receives payment for Royalty-Bearing Products from a third party.

         4.2 Licensee shall pay earned royalties quarterly on or before February 28, May 31, August 31 and November 30 of each calendar year. Each payment will be for earned royalties accrued within Licensee's most recently completed calendar quarter.

         4.3 All payments due The Regents are payable in United States Dollars. When Devices, Royalty-Bearing Products and Services are sold for currencies other than United States Dollars, Licensee shall first determine the earned royalty in the currency of the country in which Royalty-Bearing Products were sold and then convert the amount into equivalent United States Dollars, using the exchange rate quoted in the Wall Street Journal on the last business day of the calendar quarter when payment was received by Licensee (or, in the case of sales by Affiliates, when payment was received by the Affiliate).

         4.4 If at any time legal restrictions prevent the remittance of payments due within 180 days to Licensee from any country where a Device, Royalty-Bearing Product or Service is sold, Licensee shall pay The Regents payments owed directly from its U.S. source of funds.

         4.5 If any patent or patent claim within Licensor Patent Rights is held invalid by a court of competent jurisdiction and last resort and from which no appeal has or can be taken, all obligation to pay royalties based on that patent or claim or any claim patentably indistinct therefrom will cease as of the date of final decision. Licensee will not, however, be relieved from paying any royalties that accrued and were received before the final decision or that are based on another patent or claim included within Licensor Patent Rights that is not involved in the final decision.

         4.6 In the event payments, patent cost reimbursements or fees are not received by The Regents when due, Licensee shall pay to Licensor interest charges at a rate of [*] percent ([*]%) per annum. Interest is calculated from the date payment was due until actually received by The Regents.

5.       LICENSE-ISSUE AND PARTNERSHIP FEE

         5.1 Licensee shall pay to Licensor a license-issue fee of: (i) [*] ($[*]) within [*] days of the execution of this License Agreement; (ii) [*]

* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

Dollars ($[*]) on the [*] of the Effective Date; and (iii) [*] Dollars ($[*]) on the [*] of the Effective Date. This fee is non-refundable, non-cancelable, and is not an advance against royalties. All payments due by Licensee to Licensor hereunder shall be paid to UCSD. Licensee shall have no liability and Licensee's rights under this Agreement shall not be affected on account of the failure of UCSD to pay to Stanford or UCSF amounts due to Stanford or UCSF.

         5.2 Within ten (10) days after receipt by Licensee from a Collaborating Partner, pursuant to an agreement between Licensee and the Collaborating Partner in which Licensee (i) grants to the Collaborating Partner rights to sell, distribute or develop Licensed Products, or (ii) agrees to collaborate with the Collaborating Partner in drug discovery for use in the Field of Use using Licensed Products or Licensed Methods, of consideration in the form of cash, stock purchase or equity investment in Licensee, with a cumulative value equal to or grater than [*] Dollars ($[*]) but less than [*] Dollars ($[*]), Licensee shall pay UCSD a partnership fee equal to $[*]. Thereafter, on February 28 of each year Licensee shall pay UCSD an annual license fee equal to $[*] for each such collaboration agreement so long as the agreement with the Collaborative Partner has not been terminated and the Collaborative Partner continues to actively market and sell Licensed Products. With respect to any Collaborating Partner, the $[*] fees described above shall be increased to [*] U.S. Dollars ($[*]) when the cumulative consideration described above received from such Collaborating Partner equals or exceeds [*] U.S. Dollars ($[*]).

6.       MILESTONE PAYMENTS

Licensee shall pay to Licensor milestone payments in the following amounts within thirty (30) days following the achievement of the specified events:

         6.1 Within ten (10) days after the filing with the FDA of any IND for a product discovered using Licensed Products by Licensee, an Affiliate or a Sublicensee, $[*].

         6.2 Within ten (10) days after the completion of Phase II Trials (which will not be deemed to be complete until a Final Report for Phase II has been submitted to and approved by the FDA) by Licensee, an Affiliate or a Sublicensee for the first Royalty-Bearing Product, $[*]. Licensee shall only be obligated to make one milestone payment under this Section 6.2.

         6.3 Within ten (10) days after approval by the FDA of an NDA for a product discovered using Licensed Products filed by Licensee, an Affiliate or a Sublicensee, $[*].

         6.4 Within ten (10) days after approval by the FDA of an NDA for a product discovered using Licensed Products filed by a Collaborating Partner, $[*].

All Milestone Payments made to Licensor prior to First Market Introduction of any Device, Royalty-Bearing Product or Service shall be credited against royalties owed to Licensor on

* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

account of such Device, Royalty-Bearing Product or Service. Thereafter, milestone payments shall not be credited against royalties owed by Licensee to Licensor.

7.       EARNED ROYALTIES AND MINIMUM ANNUAL ROYALTIES

         7.1      a. Devices. Licensee shall pay to Licensor a royalty equal to:
(i) [*] percent ([*]%) of annual worldwide Net Sales by Licensee, an Affiliate or a Sublicensee of Devices that do not contain computer hardware, computer software or computer-robot interfaces; and (ii) [*] percent ([*]%) of annual worldwide Net Sales by Licensee, an Affiliate or a Sublicensee of Devices that contain computer hardware, computer software or computer-robot interfaces.

                  b. Royalty-Bearing Products. Licensee shall pay to Licensor a royalty calculated on annual worldwide Net Sales of Royalty-Bearing Products by Licensee, an Affiliate or a Sublicensee according to the following schedule:

                           1) [*]% on annual Net Sales of less than $[*];

                           2) [*]% on annual Net Sales greater than $[*], but
less than $[*];

                           3) [*]% on annual Net Sales greater than $[*], but
less than $[*];

                           4) [*]% on annual Net Sales greater than $[*], but
less than $[*];

                           5) [*]% on annual Net Sales greater than $[*].

The royalty schedule described above shall be calculated based upon Net Sales of Royalty-Bearing Products generated during each calendar year, so that aggregate Net Sales are separately computed for each calendar year.

                  c. Services. Licensee shall pay to Licensor a royalty equal to [*] percent ([*]%) of annual worldwide Net Sales of Services by Licensee, an Affiliate or a Sublicensee.

Except for Devices, Royalty-Bearing Products and Services, no royalties shall be payable with respect to the sale of Licensed Products, including without limitation Licensed Products based on drug raw materials discovered in whole or in part through the use of Licensed Methods such as screens, assays and molecular targets such as molecular motors and their regulatory elements.

         7.2 Licensee shall have the right to grant sublicenses under this Agreement for all purposes and indications within the Field of Use. Licensee shall pay The Regents "Licensor's Share" (defined below) of any "Qualified Sublicense Payments" (defined below). "Qualified

* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

Sublicense Payments" shall mean up-front payments, milestone payments and the premium portion over the then-fair market value of any purchase by the Sublicensee of equity of Licensee, made by a Sublicensee to Licensee during the term of this Agreement and the term of the applicable Sublicense, to the extent made on account of the sublicense by Licensee of Licensor Patent Rights, but shall not include: (i) payments made for the purchase of equity of Licensee to the extent that the purchase is made at the then-fair market value of the equity, as determined in good faith by the Board of Directors of Licensee; (ii) royalties; and (iii) payments made for the purchase of products or services. If the only license rights granted by Licensee to the Sublicensee consist of Licensor Patent Rights and/or Licensed Methods (and no other rights, technology or intellectual property), then "Licensor's Share" shall be [*] percent ([*]%) of the Qualified Sublicense Payment. If the license rights granted by Licensee to the Sublicensee include rights, technology or intellectual property in addition to Licensor Patent Rights and/or Licensed Methods, then "Licensor's Share" shall be [*] percent ([*]%) of the Qualified Sublicense Payment. Any Qualified Sublicense Payments made by Sublicensee in a form other than cash shall be valued at the then-fair market value of such Qualified Sublicense Payments. If the parties cannot agree on the fair market value of such non-cash Qualified Sublicense Payments, the parties agree to meet and negotiate in good faith such fair market value.

         7.3 Licensee shall pay to Licensor a minimum annual royalty of [*] Dollars ($[*]) for the life of Licensor Patent Rights, beginning with the year of the First Market Introduction of any Device, Royalty-Bearing Product or Service, but no later than February 28 of the first full calendar year beginning after the [*] year anniversary of the Effective Date. For the first year of commercial sales, if earlier than the [*] year anniversary of the Effective Date, Licensee's obligation to pay the minimum annual royalty will be pro-rated for the number of months remaining in that calendar year when commercial sales commence and will be due the following February 28, to allow for crediting of the prorated year's earned royalties. For subsequent years, the minimum annual royalty will be paid to Licensor by February 28 of the year immediately following the applicable year, and will be credited against the earned royalty due for the calendar year in which the minimum payment was made.

8.       DUE DILIGENCE

         8.1 Licensee, on execution of this Agreement, shall itself or through one or more third parties diligently proceed with the development, manufacture and sale of Licensed Products and shall itself or through one or more third parties earnestly and diligently endeavor to market the same within a reasonable time after execution of this Agreement and in quantities sufficient to meet market demands. Licensee shall develop one or more [*] incorporating some portion of the Invention within [*] ([*]) months after the Effective Date. Within [*] ([*]) months after the Effective Date, some combination of Licensee and/or one or more sublicensees or partners of Licensee shall have initiated at least [*] ([*]) [*] which [*] shall address at least [*] ([*]) of the following [*]: [*] that Licensee informs Licensor are suitable [*]

* Certain information on this page has been omitted and filed Separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

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[*]. Licensor expects that the first sale of Licensed Products shall occur within [*] ([*]) years of the execution date of this Agreement, unless the first sale of Licensed Products is delayed by the process of regulatory approval by federal, state or foreign national agencies or by the occurrence of other events beyond the reasonable control of Licensee.

         8.2 Licensee shall itself or through one or more third parties endeavor to obtain all necessary governmental approvals for any manufacture, use or sale of Licensed Products, or shall certify to UCSD in writing that none are needed.

         8.3      If Licensee (or an Assignee or sublicensee) fails to either:
(1) submit [*] to the [*] within [*] ([*]) years from the Effective Date of this Agreement; or (2) begin to [*] the [*] within [*] ([*]) months after receiving [*] of the [*] for such [*]; then UCSD has the right and option to either terminate this Agreement or reduce Licensee's exclusive license to a nonexclusive license. This right, if exercised by UCSD, supersedes the rights granted in Article 2 (GRANT), and shall be exercised, if at all, by written notice delivered to Licensee within thirty (30) days after the applicable date described above.

         8.4 In addition to the obligations set forth above, Licensee and its partners, Affiliates and sublicensees shall collectively spend: (i) [*] $[*] for the [*] during the [*] ([*]) [*] of this Agreement, and (ii) beginning with the [*] and continuing through and including the [*], [*] $[*] for any [*] ([*]) [*].

9.       PROGRESS AND ROYALTY REPORTS

         9.1 Beginning February 28, 1998 and semi-annually thereafter, Licensee shall submit to UCSD a progress report covering Licensee's (and any Affiliate's) activities related to the development and testing of all Devices, Royalty-Bearing Products or Services arising from the use of a Licensed Product, a Licensed Method or the Technology and the obtaining of the governmental approvals necessary for marketing. Progress reports are required for each Device, Royalty-Bearing Product or Service until the first commercial sale of that Device, Royalty-Bearing Product or Service occurs in the United States.

         9.2 Progress reports submitted under Paragraph 9.1 should include, but are not limited to, the following topics related to the Device, Royalty-Bearing Product or Service that arise from the use of a Licensed Product, a Licensed Method or the Technology:

         -        summary of work completed

* Certain information on this page has been omitted and filed Separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

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         -        key scientific discoveries

         -        summary of work in progress

         -        current schedule of anticipated events or milestones

         - market plans for introduction of Devices, Royalty-Bearing Products or Services arising from the use of a Licensed Product, a Licensed Method or the Technology, and

         - a summary of resources (dollar value) spent in the reporting period.

         9.3 Licensee has a responsibility to inform UCSD of any change in its status (or the status of any Affiliate that performs any activities in connection with this Agreement) as a small business entity (as defined by the United States Patent and Trademark Office).

         9.4 Licensee shall report to UCSD in its immediately subsequent progress and royalty report the date of first commercial sale of a Device, Royalty-Bearing Product or Service in each country.

         9.5 After the first commercial sale of a Royalty-Bearing Product anywhere in the world, Licensee shall make quarterly royalty reports to UCSD on or before each February 28, May 31, August 31 and November 30 of each year. Each royalty report will cover Licensee' most recently completed calendar quarter and will show (a) the gross sales and Net Sales of Devices, Royalty-Bearing Products and Services sold during the most recently completed calendar quarter; (b) the number of each type of Device, Royalty-Bearing Product or Service sold; (c) the royalties, in U.S. dollars, payable with respect to sales of Devices, Royalty-Bearing Products or Services; (d) the method used to calculate the royalty; and
(e) the exchange rates used.

         9.6 If no sales of Devices, Royalty-Bearing Products or Services have been made during any reporting period, a statement to this effect is required.

10.      BOOKS AND RECORDS

         10.1 Licensee shall keep accurate books and records showing all Devices, Royalty- Bearing Products and Services manufactured, used, and/or sold under the terms of this Agreement. Books and records must be preserved for at least five (5) years from the date of the royalty payment to which they pertain.

         10.2 Licensee' books and records relating to Net Sales must be open to inspection by representatives or agents of Licensor at reasonable times. UCSD shall bear the fees and expenses of examination but if an error in royalties of more than [*] percent ([*]%) of the total royalties due for any year is discovered in any examination then Licensee shall bear the reasonable fees and expenses of that examination. Licensor agrees to keep confidential any information discovered pursuant this Section 10.2 or Sections 9.1 or 9.2.

11.      LIFE OF THE AGREEMENT

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  the Commission. Confidential treatment has been requested with respect to the omitted portions.

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         11.1     Unless otherwise terminated by operation of law or by acts of the parties in accordance with the terms of this Agreement, this Agreement will be in force from the Effective Date until: (1) if a patent that is included within Licensor Patent Rights is issued, the expiration of the last-to-expire patent licensed under this Agreement; (2) if no patent that is included within Licensor Patent Rights is issued, [*] ([*]) years from the date of this Agreement, unless all patent applications licensed under this Agreement have been abandoned as of the [*] anniversary of this Agreement (and Licensor has complied with its obligations in Article 17), in which case this Agreement shall terminate on the [*] anniversary of this Agreement.

         11.2 Any termination of this Agreement will not affect the rights and obligations set forth in the following Articles:

                  Article 10   Books and Records

                  Article 14 Disposition of Licensed Products on Hand on Termination

                  Article 15   Use of Names and Trademarks

                  Article 20   Indemnification

                  Article 24   Failure to Perform

                  Article 29   Secrecy

12.      TERMINATION BY UCSD

         If Licensee fails to perform or violates any material term of this Agreement, then UCSD may give written notice of default ("Notice of Default") to Licensee. If Licensee fails to repair the default within sixty (60) days of the effective date of Notice of Default (or, with respect to a default that is not reasonably curable within sixty (60) days, such additional reasonable period of time as may be required under the circumstances to cure the default, which additional period of time in no event shall exceed one hundred eighty (180)
days), UCSD may terminate this Agreement and its licenses by a second written notice ("Notice of Termination"). If a Notice of Termination is sent to Licensee, this Agreement will automatically terminate on the effective date of that notice. Termination will not relieve Licensee of its obligation to pay any fees owing at the time of termination and will not impair any accrued right of UCSD. These notices are subject to Article 19 (Notices).

13.      TERMINATION BY LICENSEE

         13.1 Licensee has the right at any time to terminate this Agreement in whole or as to any portion of Licensor Patent Rights by giving notice in writing to UCSD. Notice of termination will be subject to Article 19 (Notices) and termination of this Agreement will be effective ninety (90) days from the effective date of notice.

         13.2 Any termination under the above paragraph does not relieve Licensee of any obligation or liability accrued under this Agreement prior to termination or rescind any payment made to UCSD or anything done by Licensee prior to the time termination becomes

* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

effective. Termination does not affect in any manner any rights of UCSD arising under this Agreement prior to termination.

14.      DISPOSITION OF LICENSED PRODUCTS ON HAND UPON TERMINATION

         Upon termination of this Agreement Licensee is entitled to dispose of all previously made or partially made Licensed Products, but no more, within a period of [*] ([*]) days provided that the sale of those Licensed Products is subject to the terms of this Agreement, including but not limited to the rendering of reports and payment of royalties required under this Agreement.

15.      USE OF NAMES AND TRADEMARKS

         Nothing contained in this Agreement confers any right to use in advertising, publicity, or other promotional activities any name, trade name, trademark, or other designation of either party hereto (including contraction, abbreviation or simulation of any of the foregoing). Unless required by law, the use by Licensee of the names Stanford University, HHMI, UCSD, UCSF or any other campus of The Regents is prohibited.

16.      LIMITED WARRANTY

         16.1 The persons executing this Agreement on behalf of the constituent members of Licensor warrant that they are duly authorized to do so. Each constituent member of Licensor warrants that this Agreement constitutes the binding obligation of such constituent member and is enforceable in accordance with its terms. UCSD has separately provided to Licensee the Interinstitutional Agreements. The Interinstitutional Agreements shall not be terminated, and may not be amended in a manner that adversely affect Licensee's rights hereunder.

         16.2 This license and the associated Invention are provided WITHOUT WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER WARRANTY, EXPRESS OR IMPLIED. LICENSOR MAKES NO REPRESENTATION OR WARRANTY THAT THE LICENSED PRODUCTS OR LICENSED METHODS WILL NOT INFRINGE ANY PATENT OR OTHER PROPRIETARY RIGHT.

         16.3 IN NO EVENT MAY LICENSOR BE LIABLE FOR ANY INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES RESULTING FROM EXERCISE OF THIS LICENSE OR THE USE OF THE INVENTION OR LICENSED PRODUCTS.

         16.4     Nothing in this Agreement:

                  16.4.1 is a warranty or representation by Licensor as to the validity or scope of any Licensor Patent Rights;

* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

                  16.4.2 is a warranty or representation that anything made, used, sold or otherwise disposed of under any license granted in this Agreement is or will be free from infringement of patents of third parties;

                  16.4.3 is an obligation to bring or prosecute actions or suits against third parties for patent infringement except as provided in Article 19;

                  16.4.4 confers by implication, estoppel or otherwise any license or rights under any patents of Licensor other than Licensor Patent Rights as defined in this Agreement, regardless of whether those patents are dominant or subordinate to Regent's Patent Rights; or

                  16.4.5 is an obligation to furnish any know-how not provided in Regents' Patent Rights except as otherwise required under this Agreement.

17.      PATENT PROSECUTION AND MAINTENANCE

         17.1 As long as Licensee has paid patent costs as provided for in Paragraph 17.6, Licensor shall diligently endeavor to prosecute and maintain the United States and foreign patents comprising Licensor Patent Rights, using counsel of its choice selected from those approved by Licensee from the list approved by Licensor. Licensor shall provide Licensee with copies of all relevant documentation so that Licensee may be informed of the continuing prosecution and Licensee agrees to keep this documentation confidential. Licensor's counsel will take instructions only from Licensor, considering input from Licensee after these instructions have been approved in writing by Licensor, and all patents and patent applications under this Agreement will be assigned solely to Licensor.

         17.2 Licensor shall give thirty (30) days advance notice to Licensee of any intention or decision to abandon or to otherwise cease preparation, filing, prosecution or maintenance of any patent or patent application relating to the Licensor Patent Rights (a "Proposed Discontinued Patent"); provided, however, that abandonment of a patent application in favor of a continuation or continuation-in-part thereof shall not constitute discontinuance or abandonment of the parent application. In such case, Licensee may elect at its sole discretion to cause Licensor to continue the preparation, filing, prosecution or maintenance of the Proposed Discontinued Patent, so long as Licensee agrees to pay all reasonable costs of Licensor in connection with such preparation, filing, prosecution or maintenance at its sole expense. Discontinuance may be on a country-by-country basis or for a patent application or patent series in total.

         17.3 Licensor shall use all reasonable efforts to amend any patent application to include claims reasonably requested by Licensee and to file patent applications reasonably requested by Licensee to protect the products contemplated to be sold under this Agreement.

         17.4 Licensee may apply for an extension of the term of any patent included within Licensor Patent Rights, if appropriate. Licensee shall prepare all documents, and UCSD agrees to execute the documents and to take additional action as Licensee reasonably requests in connection therewith.

         17.5 If either party receives notice pertaining to infringement or potential infringement of Licensor Patent Rights, that party shall notify the other party within ten (10) days after receipt of notice of infringement, and the terms of Paragraph 19 of this Agreement shall apply.

         17.6 Licensee shall reimburse UCSD for all the reasonable costs of preparing, filing, prosecuting and maintaining all United States and foreign patent applications contemplated by this Agreement and requested by Licensee. Relevant costs billed by UCSD's counsel will be rebilled to Licensee and are due within 30 days of rebilling by UCSD. These costs include: (a) patent prosecution costs for the Invention incurred by UCSD prior to the execution of this Agreement; (b) any patent prosecution costs that may be incurred for patentability opinions, re-examination, re-issue, interferences, or inventorship determinations; and (c) an additional amount equal to [*]% of the amount properly billed to Licensee under this paragraph with respect to amounts incurred by Licensor after the Effective Date. Prior costs relating to the filing of patents requested by Licensee will be due ninety (90) days after execution of this Agreement and billing by UCSD.

         17.7 Licensee may request Licensor to obtain patent or other patent protection on the Invention or Licensor Patent Rights, as they relate to the Field of Use in foreign countries, if" available, Licensor shall diligently endeavor to obtain such patents or patent protection. If Licensee desires Licensor to obtain such protection, Licensee shall notify Licensor of Licensee' decision to have Licensor obtain or maintain foreign patents not less than sixty
(60) days prior to the deadline for any payment, filing, or action to be taken in connection therewith. This notice concerning foreign filing must be in writing, must identify the countries desired, and must reaffirm Licensee's obligation to underwrite the costs thereof. The absence of such a notice from Licensee to Licensor will be considered an election not to obtain or maintain such foreign rights.

         17.8 Licensee's obligation to underwrite and to pay patent prosecution costs will continue for so long as this Agreement remains in effect, but Licensee may terminate its obligations with respect to any given patent application or patent upon three (3) months written notice to UCSD. Licensor will use its best efforts to curtail patent costs when a notice of termination is received from Licensee. Licensor may prosecute and maintain such application(s) or patent(s) at its sole discretion and expense, but Licensee will have no further right or licenses thereunder. Non-payment of patent costs may be deemed by UCSD as an election by Licensee not to the maintain application(s) or patent(s) for which payment was not made, provided that UCSD notifies Licensee in writing prior to the time UCSD ceases maintenance of any patent or patent application and Licensee has not made payment within ten (10) days after receipt of such notice.

         17.9 If Licensee terminates its obligation to pay patent prosecution costs pursuant to Section 17.8, UCSD may, after notification of Licensee, file, prosecute or maintain patent applications at its own expense in any country in which Licensee has elected to terminate its payment obligation pursuant to Section 17.8, and such applications and resultant patents will not be subject to this Agreement.

* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

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18.      PATENT MARKING

         Licensee shall mark all Licensed Products made, used or sold under the terms of this Agreement, or their containers, in accordance with the applicable patent marking laws.

19.      PATENT INFRINGEMENT

         19.1 If Licensee learns of the substantial infringement of any patent licensed under this Agreement, Licensee shall call UCSD's attention thereto in writing and provide UCSD with reasonable evidence of infringement. Neither party will notify a third party of the infringement of any of Licensor Patent Rights without first obtaining consent of the other party, which consent will not be unreasonably denied or delayed. Both parties shall use their best efforts, including but not limited to arbitration, in cooperation with each other to terminate infringement without litigation.

         19.2 Licensee may request that Licensor take legal action against the infringement of Licensor Patent Rights. Request must be in writing and must include reasonable evidence of infringement. If the infringing activity has damaged or reasonably threatens to damage Licensee and has not abated within seventy-five (75) days following the effective date of request, Licensor then has the right to:

                  19.2.1   commence suit; or

                  19.2.2   refuse to participate in the suit.

UCSD shall give notice of Licensor's election in writing to Licensee by the end of the seventy-fifth (75th) day after receiving notice of written request from Licensee. Licensee may thereafter bring suit for patent infringement, at its own expense, if and only if Licensor elects not to commence suit and if the infringement occurred, at least in part, during the period and in a jurisdiction where Licensee had exclusive rights under this Agreement. If Licensor elects to commence suit, then Licensee may elect to share equally in the expense of such litigation, subject to its right at any later time to discontinue sharing in the expenses of the litigation. If, however, Licensee elects to bring suit in accordance with this paragraph, Licensor may thereafter join that suit at its own expense.

         19.3 Legal action as is decided on will be at the expense of the party bringing suit (subject to the election of Licensee to share equally in the expenses of the legal action as described above). Subject to Section 19.5, all recoveries recovered thereby will be shared between Licensor and Licensee pro rata in accordance with the expenses paid by each party in connection with the litigation (expenses paid by Licensor pursuant to the last sentence of Section
19.2 shall not be included in the determination of the pro rata share).

         19.4 Each party shall reasonably cooperate with the other in litigation proceedings instituted hereunder, but at the reasonable expense of the party bringing suit. Litigation will be controlled by the party bringing the suit, except that Licensor may be represented by counsel of its choice and at its expense in any suit brought by Licensee.

         19.5 Any recovery actually obtained by Licensee in a patent infringement action against a third party in excess of litigation costs will, only to the extent that such recovery is attributable to Devices, Royalty-Bearing Products or Services sold by the third party infringer, be shared with Licensor as follows:

         a) any payment for past sales by the third party infringer of Devices, Royalty-Bearing Products or Services will be deemed Net Sales and Licensee will pay Licensor royalties thereon at the rates specified in Article 7.1.

         b) any payment which covers future sales of Devices, Royalty-Bearing Products or Services will be deemed a sublicense to a partnership project, and monies will be shared as specified in Sections 5.6 and 5.7, to a maximum of $[*] per each infringer's infringing product or [*]% of the total payments made by the third party infringer to Licensee in connection with the litigation, whichever is the lesser.

         c) Licensee and Licensor agree to negotiate in good faith appropriate compensation to Licensor for any non-cash settlement or cross-license settlement with an infringer; provided that (i) the compensation shall only be provided to the extent such non-cash settlement or cross-license settlement is attributable to the sale by the third party infringer of Devices, Royalty-Bearing Products or Services; (ii) with respect to any non-cash or cross-license settlement, Licensee shall pay to Licensor an amount equal to the then fair market value of the non-cash or cross-license consideration received by Licensee from the third party infringer.

         d) Licensor will not share in any portion of the recovery by Licensee that is payment for willful infringement or is not paid with respect to the sale by the third party infringer of Devices, Royalty-Bearing Products or Services.

20.      INDEMNIFICATION

         20.1 Licensee shall indemnify, hold harmless and defend Licensor, its officers, employees, and agents; the sponsors of the research that led to the Invention; and the inventors of the patents and patent applications in Licensor Patent Rights and their employers against any and all claims, suits, losses, damage, costs, fees, and expenses resulting from or arising out of exercise of this license or any sublicense. This indemnification includes, but is not limited to, any product liability, but shall exclude any breach of this Agreement or any gross negligence or intentional misconduct by Licensor.

         20.2 Within ninety (90) days after the Effective Date, Licensee, at its sole cost and expense, shall insure its activities in connection with the work under this Agreement and obtain, keep in force and maintain insurance as follows, or an equivalent program of self insurance:

* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

         Comprehensive or commercial form general liability insurance (contractual liability included) with limits as follows:

                  - Each Occurrence $[*] (to be increased to $[*] at any time when Licensee is conducting human clinical trials)

                  -        Products/Completed Operations Aggregate $[*]

                  -        Personal and Advertising Injury $[*]

                  -        General Aggregate (commercial form only) $[*]

         The coverage and limits referred to under the above do not in any way limit the liability of Licensee. Within ninety (90) days after the Effective Date, Licensee shall furnish UCSD with certificates of insurance showing compliance with all requirements. Certificates must:

                  - Provide for thirty (30) day advance written notice to UCSD and Stanford of any modification.

                  - Indicate that UCSD and Stanford has been endorsed as an additional Insured under the coverage referred to under the above.

                  - Include a provision that the coverage will be primary and will not participate with nor will be excess over any valid and collectable insurance or program of self-insurance carried or maintained by UCSD and Stanford.

         20.3 UCSD shall promptly notify Licensee in writing of any claim or suit brought against ?? respect of which UCSD intends to invoke the provisions of this Article. Licensee shall ?? UCSD informed on a current basis of its defense of any claims under this Article.

21.      NOTICES

         Any ?? or payment required to be given to either party is properly given and effective on the ?? received. Notices shall be sent to the respective addresses given below, or to another ?? as is designated by written notice given to the other party.

In the case of Licensee:

                                    Cytokinetics, Incorporated
                                    2800 Sand Hill Road, Suite 250
                                    Menlo Park, CA 94025
                                    Attn: Dr. James Sabry, President and CEO

In the case of Licensor or UCSD:

                                    THE UNIVERSITY OF CALIFORNIA, SAN DIEGO
                                    Technology Transfer Office
                                    9500 Gilman Drive
                                    La Jolla, California 92093-0910

* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

                                    Attention: Director;
                                    Referring to: UCSD Case Nos. SD97-051,
                                    SD98-001, SD98-010, SD98-011

22.      ASSIGNABILITY

         This Agreement may be assigned by Licensor, but may be assigned by Licensee only with the written consent of UCSD, which consent will not be unreasonably withheld or delayed. Notwithstanding the foregoing, a merger or sale of stock involving Licensee shall not be deemed to be an assignment of this Agreement, and an assignment of this Agreement by Licensee in connection with a sale of substantially all of Licensee's assets shall not require the consent of UCSD. If Licensor assigns this Agreement, the assignee will agree in a written agreement delivered to Licensee to be bound by the terms of this Agreement, and Licensor shall continue to be bound by the terms of Articles 2 and 3, Section 16.1, Articles 17, 19, 21, 24, 25 and 30.

23.      NO WAIVER

         No waiver by either party of any default of this Agreement may be deemed a waiver' of any subsequent or similar default.

24.      FAILURE TO PERFORM

         In either party finds it necessary to undertake legal action against the other on account of failure of performance due under this Agreement, then the prevailing party is entitled to reasonable attorney's fees in addition to costs and necessary disbursements.

25.      GOVERNING LAWS

         THIS AGREEMENT WILL BE INTERPRETED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA, UNITED STATES OF AMERICA, WITH JURISDICTION IN COURTS OF THE STATE OF CALIFORNIA, but the scope and validity of any patent or patent application will be governed by the applicable laws of the country of the patent or patent application.

26.      [Intentionally Omitted.]

27.      GOVERNMENT APPROVAL OR REGISTRATION

         If this Agreement or any associated transaction to which Licensee becomes a party is required by the law of any nation to be either approved or registered with any governmental agency, Licensee shall assume all legal obligations to do so.

28.      EXPORT CONTROL LAWS

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

         Licensee shall observe all applicable United States and foreign laws with respect to the transfer of Licensed Products and related technical data to foreign countries, including, without limitation, the International Traffic in Arms Regulations (ITAR) and the Export Administration Regulations. This may include a requirement that Licensee manufacture in the United States Licensed Products that are to be sold in the United States.

29.      SECRECY

         29.1 With regard to confidential information ("Data") supplied by one party to another, which Data can be oral or written or both, both Licensee and The Regents agree:

                  29.1.1 not to use the Data except for the sole purpose of performing under the terms of this Agreement;

                  29.1.2 to safeguard Data against disclosure to others with the same degree of care as it exercises with its own data of a similar nature;

                  29.1.3 not to disclose Data to others (except by Licensee to its actual or prospective employees, agents, consultants, contractors, investors, sublicensees, partners or regulatory agencies who are bound to Licensee by a like obligation of confidentiality) without the express written permission of the other party (which shall not be unreasonably withheld or delayed), except that neither party is prevented from using or disclosing any of the Data that:

                           29.1.3.1 such party can demonstrate by written records was previously known to it;

                           29.1.3.2 is now, or becomes in the future, public knowledge other than through acts or omissions of such party;

                           29.1.3.3 is lawfully obtained by Licensee from sources independent of the other party; or

                           29.1.3.4 is required to be disclosed by law, court order or process or by any governmental regulatory body (including, without limitation, the United States Securities and Exchange Commission); and

                  29.1.4 that the secrecy obligations of both parties with respect to Data will continue for a period ending five (5) years from the termination date of this Agreement.

         29.2 With regard to biological material received by Licensee from The Regents or Stanford, if any, including any cell lines, vectors, genetic material, derivatives, products, progeny or material derived therefrom ("Biological Material"), Licensee agrees:

                  29.2.1 not to use Biological Material except for the sole purpose of performing under the terms of this Agreement;

                  29.2.2 not to transfer Biological Material to others (except to its actual or prospective employees, agents, consultants, contractors, investors, partners, sublicensees, agents or regulatory agencies who are bound to Licensee by like obligations conditioning and restricting access, use and continued use of Biological Material, including appropriate Material Transfer Agreements with Licensee) without the express written permission of UCSD, UCSF or Stanford, except that Licensee is not prevented from transferring Biological Material that:

                           29.2.2.1 becomes publicly available other than through acts or omissions of Licensee, or

                           29.2.2.2 is lawfully obtained by Licensee from sources independent of The Regents or Stanford;

                  29.2.3 to safeguard Biological Material against disclosure and transmission to others with the same degree of care as it exercises with its own biological materials of a similar nature;

                  29.2.4 to destroy all copies of Biological Material at the termination of this Agreement.

30.      MISCELLANEOUS

         31.1 The headings of the several Paragraphs are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

         31.2 This Agreement is not binding on the parties until it has been signed below on behalf of each party. It is then effective as of the Effective Date.

         31.3 No amendment or modification of this Agreement is valid or binding on the parties unless made in writing and signed on behalf of each party.

         31.4 This Agreement embodies the entire understanding of the parties and supersedes all previous communications, representations or understandings, either oral or written, between the parties relating to the subject matter hereof. The Secrecy Agreements referenced in Section 4 of the recitals of this Agreement are hereby terminated.

         31.5 In case any of the provisions contained in this Agreement is held to be invalid, illegal, or unenforceable in any respect, that invalidity, illegality or unenforceability will cot affect any other provisions of this Agreement, and this Agreement will be construed as if the invalid, illegal, or unenforceable provisions had never been contained in it.

         IN WITNESS WHEREOF, both UCSD and Licensee have executed this Agreement, in duplicate originals, by their respective and duly authorized officers on the day and year written.

CYTOKINETICS, INCORPORATED              THE REGENTS OF THE UNIVERSITY
                                        OF CALIFORNIA

By: /s/ James Sabry                     By: /s/ Alan S. Paau
   ----------------------------            -------------------------------------
         (Signature)                                 (Signature)

Name: JAMES SABRY                       Name: Alan S. Paau
    ---------------------------
         Dr. James Sabry

Title: President and Chief              Title: Director,
       Executive Officer                Technology Transfer Office

Date: 5/4/98                            Date: 4/21/98

                                        THE BOARD OF TRUSTEES OF THE
                                        STANFORD JUNIOR UNIVERSITY

                                        By: The Regents of The University of
                                              California, as attorney-in-fact

                                              By: /s/ Alan S. Paau
                                                 -------------------------------

                                              Name: Alan S. Paau

                                              Title: Director, Technology
                                                     Transfer Office

                                              Date: 4/21/98

                 [SIGNATURE PAGE TO EXCLUSIVE LICENSE AGREEMENT]